EXHIBIT 5.13
CONSENT OF EXPERT

Reference is made to the feasibility study entitled "Feasibility Study and Technical Report Update on the Brucejack Project, Stewart, BC" with an effective date of June 19, 2014 (the "Report").

In connection with the filing of Pretium Resources Inc.’s short form base shelf prospectus dated July 16, 2014, (the "Prospectus"), and the registration statement on Form F-10 dated July 16, 2014 (the "Registration Statement") I, Pierre Pelletier, consent to the use of my name and references to the Report, or portions thereof, in the Prospectus and the Registration Statement and to the inclusion or incorporation by reference of information derived from the Report in the Prospectus and Registration Statement.

Yours truly,

/s/ Pierre Pelletier